Exhibit 4.57
THIS ADDENDUM No. 1 is made this 25th day of April 2017 BETWEEN:
(1)	DA PACIFIC MARITIME S.A., of 19th floor, Banco General Tower, Aquilino De La Guardia Street, Marbella, Panama City, Republic of Panama (the "Sellers");
(2)
SEANERGY MARITIME HOLDINGS CORP., having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, Republic of the Marshall Islands or its guaranteed nominee (the "Buyers");

WHEREAS:
(A)	The Sellers are the registered owners of the DONG-A ARTEMIS currently registered under the flag of Panama with IMO number 9597848 (the "Vessel"); and
(B)
The Sellers and Seanergy have entered into a "SALEFORM 2012" Memorandum of Agreement dated 28 March 2017 (together with any and all other addenda thereto referred to as the "Agreement") for the sale of the Vessel by the Sellers to Seanergy or its guaranteed nominee; and

(C)	Pursuant to Clause 5 Lines 77 to 79 of the Agreement the Vessel will be delivered:
"...in the Seller-' options between 20th April, 2017 — 30th June 2017 in Sellers option."
".....Vessels actual delivery date not before 5th May 2017"
"Cancelling Date. . . . . . . to be 1st July 2017 in Buyers option."
IT IS NOW THEREFORE MUTUALLY AGREED BETWEEN THE PARTIES AS FOLLOWS:
CLAUSE 5 — TIME AND PLACE OF DELIVERY AND NOTICES
In Clause 5 - Line 77-79 of the Agreement the following amendments are hereby agreed:
Delete "...anchorage in Singapore — Japan range in the Sellers' options between 20th April 2017 — 30th June 2017 in Sellers option." and replace with "...anchorage in Singapore — Japan rang in the Sellers' options between 25"' May, 2017 —17th July 2017 in Sellers' option."
Delete "Vessel's actual delivery date not before 5th May 2017" and replace with "Vessel's actual delivery date not before 25th May 2017"
Delete "Cancelling Date (See Clauses 5(c), 6(a)(i), 6(a)(ii) and 14) to be 1st July 2017 in Buyers' option." and replace with "Cancelling Date (See Clauses 5(c), 6(a)(i), 6(a)(ii) and 14) to 17th July 2017 in Buyers' option."

Except as provided hereinabove, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.
IN WITNESS WHEREOF the parties hereto have caused this Addendum No. 1 to be executed by their duly authorised representatives on the date written above.
EXECUTED	)
By Kyungwon Kang	)
for and on behalf of	)	/s/Kyungwon Kang
DA PACIFIC MARITIME S.A.	)	Attorney-In-Fact

EXECUTED	)
By Stamatios Tsantanis	)
for and on behalf of	)	/s/Stamatios Tsantanis
SEANERGY MARITIME HOLDINGS CORP.	)	Stamatios Tsantanis

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